NSAR ITEM 77C

Van Kampen American Capital California Municipal Trust (VKC)


(a)  A Special Meeting of Shareholders was held on October 23,1996.

(b) The election of Trustees of Van Kampen American Capital California Municipal Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  2,539,844             Against     76,476

     (2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

          For  1,451,625             Against     29,162
                      NSAR ITEM 77C


Van Kampen American Capital California Municipal Trust (VKC)


(a)  A Special Meeting of Shareholders was held on June 28,1997.

(b) The election of Trustees of Van Kampen American Capital California Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  2,216,847              Against     68,447

     (4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP as Independent Public Accountants for its Current Fiscal Year.

          For  2,334,882              Against    6,241
NSAR ITEM 77O

Van Kampen American Capital California Municipal Trust
10f-3 Transactions


                                                       Amount of shares
Underwriting #     Underwriting     Purchased From     Purchased           % of Underwriting     Date of Purchase

1                  Puerto Rico      Smith Barney       1,500,000          0.265%                 06/13/97
                   Build. Auth.
